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                                                                    EXHIBIT 99.1



                                        Contact: Jeff Finn
                                        Advanced Fibre Communications, Inc.
                                        Investor Relations
                                        www.afc.com
                                        (707) 794-7555



     FOR IMMEDIATE RELEASE

                  ADVANCED FIBRE COMMUNICATIONS, INC. ANNOUNCES
      HEDGING TRANSACTION TO PROTECT THE VALUE OF ITS CISCO STOCK HOLDING

February 9, 2000 (Petaluma, CA), Advanced Fibre Communications, Inc. (Nasdaq:
AFCI) ("AFC") announced today that it has entered into a hedging transaction with respect to approximately 5.0 million shares of common stock of Cisco Systems, Inc. ("Cisco") held by AFC. AFC acquired these shares as a result of its investment in Cerent Corporation, which was acquired by Cisco on November 1, 1999. The hedging transaction, which is structured as a "costless collar" with a term of approximately three years, provides AFC with a floor value of approximately $650 million for the hedged shares while allowing AFC to participate in up to approximately $350 million of any further appreciation in the shares above the floor value. AFC will also have the flexibility to borrow against the value of a portion of the hedged stock, which it has pledged to secure its obligations under the hedging arrangement. Approximately 260,000 additional shares of Cisco common stock will be released to AFC in April 2000, unless Cisco makes claims against such shares under the terms of the Cerent acquisition. AFC plans to subject any such shares to a similar hedging arrangement.

     John Schofield, AFC's President and CEO, said, "We view this transaction as a prudent reduction of risk. Given the substantial appreciation we have realized on our initial investment in Cerent, we believe that it is appropriate to take steps to lock in the value of this significant asset."


Share numbers in this press release do not give effect to the two-for-one stock split declared by Cisco Systems, Inc. to stockholders of record as of February 22, 2000. Except for historical information contained in this press release, the foregoing contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated by such forward-looking statements based on a variety of risks and uncertainties, including risks and uncertainties relating to fluctuations in the value of the securities held by AFC, potential changes in accounting standards and the risk that additional escrowed shares of Cisco stock will not be released to AFC. Information about potential factors that could affect AFC's financial results is included in AFC's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which have been filed with the Securities and Exchange Commission.

AFC is a leading manufacturer of telecommunications systems for the "local loop" between telephone service users and public telephone networks worldwide. AFC has pioneered a single platform that supports any network, any transport, and any service. AFC's flagship product, the UMC1000(TM) provides any service from POTS to xDSL over copper, fiber, and wireless transport media.

AFC, the AFC logo, Universal Modular Carrier, and UMC1000, are registered trademarks of Advanced Fibre Communications, Inc. Copyright 1999-2000 Advanced Fibre Communications, Inc. All rights reserved.

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